Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED NAMES KENT H. WALLACE

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

LOUISVILLE, Ky. (January 26, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has named Kent H. Wallace Executive Vice President and Chief Operating Officer, effective February 2, 2015. Mr. Wallace will be a member of the Company’s Executive Committee.

Mr. Wallace will report to Benjamin A. Breier, President and Chief Operating Officer. Kindred previously announced that Mr. Breier will become Chief Executive Officer on March 31, 2015, succeeding Paul J. Diaz, who will become Executive Vice Chairman of the Kindred Board of Directors.

Mr. Wallace, 59, has more than 25 years of leadership experience in a wide range of healthcare companies. He most recently served as Chief Executive Officer of RegionalCare Hospital Partners Inc., an operator of community hospitals.

Prior to that, Mr. Wallace was the President and Chief Operating Officer for Vanguard Health Systems for more than eight years, from 2005 to 2013. While at Vanguard, Mr. Wallace had operational responsibility for the publicly traded company that had $6 billion in revenues. Mr. Wallace managed more than 44,000 employees, including 800 employed physicians. He also led the development of Vanguard’s industry leading integrated care market strategy. During his time at Vanguard, four hospitals were recognized in the U.S. News & World Report’s “2011/12 Best Hospital” rankings and for two consecutive years they were honored with the Gallup “Great Workplace Award.”

Mr. Wallace worked previously for Province Healthcare Company, Tenet Healthcare Corp. (NYSE:THC) and HCA Holdings, Inc. (NYSE:HCA) in progressive leadership roles around the country.

“We are thrilled to welcome someone with Kent’s impressive experience into the Kindred organization,” said Mr. Breier. “His leadership and skill in managing large and complex healthcare companies over the course of his career is exactly the right fit for Kindred in this exciting time of change for our enterprise. I am personally very excited to welcome Kent as our new partner.”

“Kent is passionate about helping patients recover and employees reach their full potential,” said Mr. Diaz. “I am confident that Kent will help drive Kindred’s continuing success and deliver value for our patients, teammates, and shareholders.”

“Kindred is a dynamic healthcare organization and I am honored by the opportunity to join the Company,” said Mr. Wallace. “I look forward to working with this strong leadership team to continue delivering quality, value and innovation in patient care.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 62,600 employees in 47 states. At September 30, 2014, Kindred through its subsidiaries provided healthcare services in 2,376 locations, including 97 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 152 Kindred at Home hospice, home health and non-medical home care locations, 102 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,899 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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